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                                                                    EXHIBIT 5.01


                                SIDLEY & AUSTIN
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

  DALLAS                  One First National Plaza              WASHINGTON, D.C.
  ------                  Chicago, Illinois 60603                    ------
LOS ANGELES                Telephone 312 853 7000                    LONDON
  ------                   Facsimile 312 853 7036                    ------
 NEW YORK                                                          SINGAPORE
                                Founded 1866                         ------
                                                                     TOKYO


                               September 9, 1998


ProFutures, Inc.
 as general partner of
 ProFutures Bull & Bear Fund, L.P.
1310 Highway 620 South
Suite 200
Austin, Texas 78734

          Re:  ProFutures Bull & Bear Fund, L.P.
               $60,000,000 of Units of
               Limited Partnership Interest (the "Units")
               -----------------------------------------

Dear Sir or Madam:

          We refer to the Registration Statement on Form S-1 (the "Registration Statement") filed by ProFutures Bull & Bear Fund, L.P., a Delaware limited partnership (the "Partnership"), on or about September 10, 1998 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $60,000,000 of Units of the Partnership. Capitalized terms not defined herein have the meanings specified in the Registration Statement.

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units pursuant to the Prospectus and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

          Based on the foregoing, we are of the opinion that:

          1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act").

          2. The General Partner has taken all corporate action required to be taken by it to authorize the issuance and sale of the Units to prospective investors and to authorize the admission to the Partnership of the persons purchasing Units as Limited Partners of the Partnership.

          3. Assuming (i) the due authorization, execution and delivery to the General Partner of a Subscription Agreement and Power of Attorney (the "Subscription Agreement") by each subscriber for Units (the "Subscribers"), (ii) the due acceptance by the General Partner of each Subscription Agreement and the due acceptance by the General Partner of the admission of each of the
Subscribers as a Limited Partner of the Partnership, (iii) the payment by each Subscriber to the Partnership of the full consideration due for the Units to which such Subscriber has subscribed, (iv) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement and the Act, including
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Sidley & Austin                                                          Chicago

ProFutures, Inc.
September 9, 1998
Page 2


all information with respect to all persons and entities to be admitted as Limited Partners and their contributions to the Partnership, (v) that the Subscribers, as Limited Partners of the Partnership, do not participate in the control of the business of the Partnership within the meaning of the Act, (vi) that the Units are offered and sold as described in the Prospectus and the Limited Partnership Agreement and (vii) that the Subscribers meet all of the applicable suitability standards set forth in the Prospectus and that the representations and warranties of the Subscribers in their respective Subscription Agreements are true and correct, the Units to be issued to the Subscribers will represent valid and legally issued limited partner interests in the Partnership and, subject to the qualifications set forth below, will be fully paid and nonassessable limited partner interests in the Partnership, as to which the Subscribers, as limited partners of the Partnership, will have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Limited Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay funds distributed to such Limited Partners by the Partnership in certain circumstances).

          4. There are no provisions in the Limited Partnership Agreement the inclusion of which, subject to the terms and conditions set forth therein, would cause the Limited Partners, as limited partners of the Partnership, to be deemed to be participating in the control of the business of the Partnership within the meaning of the Act.

          This opinion is limited to the Act and the General Corporation Law of the State of Delaware. We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                       Very truly yours,



                                       SIDLEY & AUSTIN